UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2016

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (781) 246-3343

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITVE AGREEMENT

On March 15, 2016, Edgewater Technology, Inc. (the “Company”) entered into an Indemnification Agreement (each, an “Indemnification Agreement”) with each of the following directors and executive officers of the Company (each, an “Indemnitee”):

Name	Title

Shirley Singleton	Chairman of the Board, President and Chief Executive Officer
Paul Flynn	Director
Paul Guzzi	Director
Nancy Leaming	Director
Michael R. Loeb	Director
Wayne Wilson	Director
David A. Clancey	Executive Vice President, Chief Strategy Officer and Chief Technology Officer
Timothy R. Oakes	Chief Financial and Accounting Officer, Treasurer and Corporate Secretary
Robin Ranzal-Knowles	President, Edgewater Technology – Ranzal
Kristin L. Zaepfel	Vice President of Human Resources

Amendment and Restatement. Each Indemnification Agreement amends and restates in its entirety the Indemnity Agreement previously entered into between the Company and each Indemnitee (the “Old Indemnity Agreement”). The Board of Directors of the Company adopted a new form of indemnification agreement to reflect current practices with respect to indemnification as well as legal and other developments since the adoption of the Old Indemnity Agreement.

Indemnification. Subject to the determination of Indemnitee’s right to indemnification in certain instances and subject to specified exclusions from indemnification, the Company agrees to indemnify Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date of the Indemnification Agreement, or as such laws may from time to time be amended to increase the scope of such permitted indemnification, against any and all losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, or any inquiry, hearing or investigation that Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism (collectively, a “Claim”) by reason of or arising in part out of any event or occurrence, whether occurring before, on or after the date of the Indemnification Agreement, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any loss is incurred for which indemnification can be provided under the Indemnification Agreement) (collectively, an “Indemnifiable Event”), including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Indemnitee is solely a witness.

Advancement of Expenses. Under the Indemnification Agreement, Indemnitee has the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Indemnitee agrees to repay any amounts paid, advanced or reimbursed by the Company in respect of expenses relating to, arising out of or resulting from any Claim in respect of which it shall be determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification under the Indemnification Agreement. Indemnitee’s obligation to reimburse the Company for expense advances is unsecured, and no interest will be charged thereon.

Right to Indemnification. If Indemnitee is successful on the merits or otherwise in defense of any Claim, or Indemnitee’s involvement relates to preparation and service as a witness and not as a party, Indemnitee is entitled to be indemnified against all losses incurred in connection therewith to the fullest extent allowable by law, and the Company need not determine if Indemnitee satisfied any applicable standard of conduct under Delaware law. If Indemnitee must satisfy a standard of conduct to be entitled to indemnification under Delaware law, the Indemnification Agreement provides procedures, presumptions and defenses relating to such determination.

Non-Exclusivity. The rights of Indemnitee under the Indemnification Agreement are in addition to any other rights Indemnitee may have under the Company’s certificate of incorporation and bylaws, the General Corporation Law of the State of Delaware, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right under the Indemnification Agreement and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under the Indemnification Agreement, Indemnitee will be deemed to have such greater right thereunder.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Form of Indemnification Agreement between Edgewater Technology, Inc. and each of its directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2016

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
	Name:	Timothy R. Oakes
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Form of Indemnification Agreement between Edgewater Technology, Inc. and each of its directors and executive officers.